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                                                                    EXHIBIT 99.1


Contacts:

Investors/Media
Phyllis Knight, Chief Financial Officer
(248) 340-9090
Colleen Bauman, VP, Investor Relations
(248) 340-7731

                        CHAMPION ENTERPRISES, INC. EXITS
                            CONSUMER LENDING BUSINESS

          Decision to Discontinue Operations at HomePride Finance Corp.
   First Major Step in Effort to Accelerate Champion's Return to Profitability

AUBURN HILLS, MI, July 31, 2003 -- Champion Enterprises, Inc. (NYSE: CHB), the world's leading homebuilder, today announced that it has discontinued operations at HomePride Finance Corp., its manufactured housing loan origination business. This action is the first major step in Champion's effort to accelerate its return to profitability.

Al Koch, Chairman, President and Chief Executive Officer of Champion, said: "As part of our ongoing comprehensive review of Champion's operations and strategy, we determined that exiting the consumer loan origination business is in the company's best interest. The current environment for manufactured housing consumer lending has made it increasingly difficult for us to derive value from this operation. We believe that the capital previously earmarked for our lending operations can be deployed more effectively today in the company's core manufacturing and retail businesses. With this action we will immediately shift our focus to the formation of strategic alliances with lending partners in order to provide financing assistance for purchasers of Champion-built homes."

Based in Overland Park, Kansas, HomePride has been operated by Champion since 2002 following its acquisition of CIT Group Inc.'s manufactured housing loan origination business. The unit currently has approximately 30 employees. HomePride will stop accepting applications for new consumer loans as of the close of business today and will continue to process approved applications through September 30, 2003.

As a result of this action, Champion presently estimates that it will record a charge not to exceed $12 million in the third quarter of 2003, including a non-cash charge of approximately $5 million primarily reflecting the write-off of goodwill.

About Champion Enterprises
Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is the world's leading homebuilder and has produced more than 1.6 million homes since the company was founded. The company operates 34 homebuilding facilities and 115 retail stores. Further information can be found using the company's website at www.championhomes.net.



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Safe Harbor Statement
This news release contains certain statements, including statements regarding operational strategy, cost reduction, profitability and competitive position that could be construed to be forward looking statements within the meaning of the Securities and Exchange Act of 1934. These statements reflect the company's views with respect to future plans and events. The company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release. The company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward looking statements. These factors are discussed in the company's most recently filed Form 10-K, and those discussions regarding risk factors are incorporated herein by reference.